PRICING SUPPLEMENT No. G141 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated May 29, 2018

Credit Suisse AG $645,000 Barrier Absolute Return Market Linked Notes

Linked to the Performance of the S&P 500® Index due November 29, 2019

Investment Description

These Barrier Absolute Return Market Linked Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through one of its branches (“Credit Suisse” or the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying”). The Notes will rank pari passu with all of our other senior unsecured obligations. If, on any trading day during the Observation Period, a Barrier Event occurs, meaning that the Closing Level of the Underlying is above the Upper Barrier or below the Lower Barrier, Credit Suisse will pay the Principal Amount at maturity plus an amount equal to the Conditional Return of 1.50% of the Principal Amount per Note. The Upper Barrier is equal to the Initial Underlying Level plus approximately 17.50% of the Initial Underlying Level and the Lower Barrier is equal to the Initial Underlying Level minus approximately 17.50% of the Initial Underlying Level. If no Barrier Event occurs during the Observation Period, investors will receive the full Principal Amount of their investment plus the absolute value of the Underlying Return. Credit Suisse will repay at least the full Principal Amount if you hold the Notes to maturity. Investing in the Notes involves significant risks. You will not receive interest or dividend payments during the term of the Notes. You may receive little or no return on your investment in the Notes. Because the Upper Barrier and Lower Barrier are equal to the Initial Underlying Level plus approximately 17.50% of the Initial Underlying Level and the Initial Underlying Level minus approximately 17.50% of the Initial Underlying Level, respectively, the maximum Payment at Maturity is $1,175 per $1,000 Principal Amount of Notes. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

❑      Conditional Return at Maturity If a Barrier Event Occurs— If a Barrier Event occurs on any trading day during the Observation Period, Credit Suisse will pay the Principal Amount at maturity plus an amount equal to the Conditional Return.

❑      Range-Bound Growth Potential if No Barrier Event Occurs — If no Barrier Event occurs during the Observation Period, Credit Suisse will pay the Principal Amount at maturity plus an amount equal to the absolute value of the Underlying Return.

❑     No Downside Market Exposure at Maturity —If you hold the Notes to maturity, Credit Suisse will repay at least your full Principal Amount, regardless of the performance of the Underlying.

Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Trade Date	May 29, 2018
Settlement Date	May 31, 2018
Final Valuation Date*	November 26, 2019
Maturity Date*	November 29, 2019
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. YOU MAY RECEIVE ONLY YOUR PRINCIPAL AMOUNT AT MATURITY AND YOU MAY NOT RECEIVE ANY RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

This pricing supplement relates to Barrier Absolute Return Market Linked Notes Linked to the Performance of the S&P 500® Index. The Initial Underlying Level, Upper Barrier, Lower Barrier and Conditional Return are listed below. The Notes are offered at a minimum investment of 1 Note at $1,000 per Note (representing a $1,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying	Initial Underlying Level	Upper Barrier	Lower Barrier	Conditional Return	CUSIP	ISIN
S&P 500® Index	2689.86	3160.59 (Initial Underlying Level plus approximately 17.50% of Initial Underlying Level)	2219.13 (Initial Underlying Level minus approximately 17.50% of Initial Underlying Level)	1.50%	22550WUH8	US22550WUH86

Credit Suisse currently estimates the value of each $1,000 Principal Amount of the Notes on the Trade Date is $998.70 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Note Offering	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Barrier Absolute Return Market Linked Notes Linked to the Performance of the S&P 500® Index due November 29, 2019	$645,000	$1,000	$0	$0	$645,000	$1,000

(1) The agents for this offering are Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, and UBS Financial Services Inc. ("UBS"). CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $1,000 per $1,000 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $1,000 per $1,000 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse	UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated October 4, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated April 19, 2018: http://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product Supplement No. I–G dated October 4, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317009709/dp81337_424b2-psg.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦   You seek exposure to the performance of the Underlying and the chance to benefit if the level of the Underlying increases or decreases moderately over the term of the Notes.

♦   You can tolerate receiving only your Principal Amount at maturity if a Barrier Event does not occur and the Final Underlying Level is equal to the Initial Underlying Level.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦   You understand and accept that you will only benefit from the absolute value of the Underlying Return if no Barrier Event occurs during the Observation Period.

♦   You are willing to invest in the Notes based on the Upper Barrier, Lower Barrier and Conditional Return specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlying.

♦   You do not seek current income from your investment.

♦   You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦ You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your investment.

♦   You seek an investment that has unlimited return potential.

♦   You cannot tolerate receiving only your Principal Amount at maturity if a Barrier Event does not occur and the Final Underlying Level is equal to the Initial Underlying Level.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.

♦   You are unwilling to invest in the Notes based on the Upper Barrier and Lower Barrier specified on the cover hereof.

♦   You believe a Barrier Event will occur during the Observation Period and you are unwilling to invest in the Notes based on the Conditional Return specified on the cover hereof.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlying.

♦   You seek a current income from your investment.

♦   You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦   You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦   You do not understand or accept the risks associated with the Underlying.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “Historical Information” in this pricing supplement.

Indicative Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch.
Principal Amount	$1,000 per Note
Term	Approximately one year and six months. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying	S&P 500® Index
Payment at Maturity (per Note)

If a Barrier Event occurs during the Observation Period, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × Conditional Return]

If no Barrier Event occurs during the Observation Period, Credit Suisse will pay a cash payment calculated as follows:

$1,000 + [$1,000 × absolute value of Underlying Return]

Because the Upper Barrier and Lower Barrier are equal to the Initial Underlying Level plus approximately 17.50% of the Initial Underlying Level and the Initial Underlying Level minus approximately 17.50% of the Initial Underlying Level, respectively, the maximum Payment at Maturity is $1,175 per $1,000 Principal Amount of Notes.

Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Barrier Event	A Barrier Event will occur if, on any Trading Day during the Observation Period, the Closing Level of the Underlying is above the Upper Barrier or below the Lower Barrier.
Upper Barrier	The Initial Underlying Level plus approximately 17.50% of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Lower Barrier	The Initial Underlying Level minus approximately 17.50% of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Conditional Return	1.50%
Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level

Initial Underlying Level	The Closing Level of the Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of the Underlying on the Final Valuation Date.
Closing Level	The Closing Level of the Underlying on any trading day will be the closing level of the Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Observation Period	The period from but excluding the Trade Date to and including the Final Valuation Date.
Final Valuation Date	November 26, 2019, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	November 29, 2019, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
CUSIP / ISIN	22550WUH8 / US22550WUH86

Investment Timeline

Trade Date	The Closing Level of the Underlying (Initial Underlying Level) is observed, and the Upper Barrier, Lower Barrier and Conditional Return are set

Every trading day during the Observation Period	The Closing Level of the Underlying is observed.

Maturity Date

The Final Underlying Level and Underlying Return are determined on the Final Valuation Date.

If a Barrier Event occurs during the Observation Period, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × Conditional Return]

If no Barrier Event occurs during the Observation Period, Credit Suisse will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × absolute value of Underlying Return]

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. The Notes do not pay interest. YOU MAY RECEIVE LITTLE OR NO RETURN ON YOUR INVESTMENT IN THE NOTES. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The return on the Notes at maturity is linked to the performance of the Underlying and depends on whether a Barrier Event occurs during the Observation Period. If a Barrier Event occurs during the Observation Period, you will receive a Payment at Maturity equal to the Principal Amount of your Notes plus the Conditional Return. The return on your investment in the Notes may be zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, if you receive the absolute value of the Underlying Return on the Notes, the overall return on the Notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The Notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a return, if any, based on the performance of the Underlying.

♦	The appreciation potential is limited — The appreciation potential of the Notes is limited by the Upper Barrier and Lower Barrier. If a Barrier Event occurs during the Observation Period, you will receive a Payment at Maturity equal to the Principal Amount of your Notes plus the Conditional Return. Therefore, you will not benefit from any positive Underlying Return above the Upper Barrier or negative Underlying Return below the Lower Barrier.

♦	If a Barrier Event occurs, you will receive the Principal Amount of your Notes plus the Conditional Return, even if the Final Underlying Level is between the Upper Barrier and the Lower Barrier — If a Barrier Event occurs during the Observation Period, you will receive the Principal Amount of your Notes plus the Conditional Return, even if the Final Underlying Level is between the Upper Barrier and the Lower Barrier. Therefore, if a Barrier Even occurs at any point during the Observation Period, you will not benefit from the absolute value of the Underlying Return.

♦	The probability that a Barrier Event will occur will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that a Barrier Event will occur during the Observation Period. The terms of the Notes are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the Notes. The level of the Underlying could rise or fall sharply, which could result in a Barrier Event occurring. You should be willing to accept the potential to lose any upside or downside participation in the Underlying at maturity.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	The Notes do not pay interest — We will not pay interest on the Notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Notes, the return on the Notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Note may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Notes to maturity — The value of the Notes prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Notes prior to maturity in the secondary market, your return may be less than the Underlying Return and you may receive less than your initial investment amount even if the level of the Underlying is greater than Initial Underlying Level at that time. The stated payout on the Notes applies only if you hold the Notes to maturity.

♦	Hedging and trading activity — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlying. We or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	geopolitical conditions economic, financial, political, regulatory or judicial events that affect the components included in the Underlying or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

Hypothetical Examples of How the Notes Might Perform

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of the pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000
Term:	One year and six months
Conditional Return:	1.50%
Upper Barrier:	Initial Underlying Level plus 17% of the Initial Underlying Level
Lower Barrier:	Initial Underlying Level minus 17% of the Initial Underlying Level

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT OCCURS DURING THE OBSERVATION PERIOD

Example 1 — The level of the Underlying increases by 50% from the Initial Underlying Level to the Final Underlying Level. Because a Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the Conditional Return, resulting in a Payment at Maturity of $1,015 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × Conditional Return]

$1,000 + ($1,000 × 1.50%)

$1,000 + $15 = $1,015

Even though the level of the Underlying has appreciated from the Initial Underlying Level to the Final Underlying Level, you will not benefit from any appreciation in the level of the Underlying above the Upper Barrier.

Example 2— The level of the Underlying increases by 10% from the Initial Underlying Level to the Final Underlying Level. Because a Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the Conditional Return, resulting in a Payment at Maturity of $1,015 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × Conditional Return]

$1,000 + ($1,000 × 1.50%)

$1,000 + $15 = $1,015

Even though the Final Underlying Level is between the Upper Barrier and the Lower Barrier, because a Barrier Event occurs during the Observation Period, you will not benefit from any appreciation in the level of the Underlying.

Example 3— The level of the Underlying decreases by 60% from the Initial Underlying Level to the Final Underlying Level. Because a Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the Conditional Return, resulting in a Payment at Maturity of $1,015 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × Conditional Return]

$1,000 + ($1,000 × 1.50%)

$1,000 + $15 = $1,015

Even though the level of the Underlying has depreciated from the Initial Underlying Level to the Final Underlying Level, you will receive the minimum Payment at Maturity of $1,015 per $1,000 Principal Amount of Notes.

EXAMPLES 4, 5 AND 6 ASSUME THAT NO BARRIER EVENT OCCURS DURING THE OBSERVATION PERIOD

Example 4 — The level of the Underlying increases by 10% from the Initial Underlying Level to the Final Underlying Level. Because no Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the absolute value of the Underlying Return, resulting in a Payment at Maturity of $1,100 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × absolute value of Underlying Return]

$1,000 + ($1,000 × |10%|)

$1,000 + $100 = $1,100

Example 5 — The Final Underlying Level is equal to the Initial Underlying Level. Because no Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the absolute value of the Underlying Return, resulting in a Payment at Maturity of $1,000 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × absolute value of Underlying Return]

$1,000 + ($1,000 × |0%|)

$1,000 + $0 = $1,000

Even though no Barrier Event occurs during the Observation Period, your Payment at Maturity will be less than your Payment at Maturity if a Barrier Event had occurred.

Example 6 — The level of the Underlying decreases by 10% from the Initial Underlying Level to the Final Underlying Level. Because no Barrier Event occurs during the Observation Period, Credit Suisse would pay you the Principal Amount plus an amount equal to the absolute value of the Underlying Return, resulting in a Payment at Maturity of $1,100 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + [$1,000 × absolute value of Underlying Return]

$1,000 + ($1,000 × |−10%|)

$1,000 + $100 = $1,100

Even though the Final Underlying Level has decreased, because no Barrier Event occurs during the Observation Period, your Payment at Maturity is positive.

Hypothetical Payment at Maturity (per Note).

The tables below illustrate, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Notes will depend on the Final Underlying Level and whether a Barrier Event occurs during the Observation Period. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Table 1: A Barrier Event occurs during the Observation Period

Underlying Return	Return on the Notes	Payment at Maturity (per Note)
100%	1.50%	$1,015
90%	1.50%	$1,015
80%	1.50%	$1,015
70%	1.50%	$1,015
60%	1.50%	$1,015
50%	1.50%	$1,015
40%	1.50%	$1,015
30%	1.50%	$1,015
20%	1.50%	$1,015
10%	1.50%	$1,015
0%	1.50%	$1,015
−10%	1.50%	$1,015
−20%	1.50%	$1,015
−30%	1.50%	$1,015
−40%	1.50%	$1,015
−50%	1.50%	$1,015
−60%	1.50%	$1,015
−70%	1.50%	$1,015
−80%	1.50%	$1,015
−90%	1.50%	$1,015
−100%	1.50%	$1,015

Table 2: No Barrier Event occurs during the Observation Period

Underlying Return	Return on the Notes	Payment at Maturity (per Note)
17%	17%	$1,170
10%	10%	$1,100
0%	0%	$1,000
−10%	10%	$1,100
−17%	17%	$1,170

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “Material United States Federal Income Tax Considerations—U.S. Holders—Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the Notes is respected. If you are a U.S. Holder, you will be required to recognize interest income during the term of the Notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the Notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Notes. We are required to construct a “projected payment schedule” in respect of the Notes representing a payment the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield. Assuming you hold the Notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the Notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the Notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the Notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the Notes. Your adjusted tax basis will equal your purchase price for the Notes, increased by interest previously included in income on the Notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the Note and as capital loss thereafter.

We have determined that the comparable yield for a Note is a rate of 2.60%, compounded semi-annually, and that the projected payment schedule with respect to a Note is as follows:

Payment Dates	Projected payment (per $1,000)	OID deemed to accrue during accrual period (per $1,000)	Total OID deemed to have accrued from original issue date as of end of accrual period
29-Nov-18	$0.00	$12.93	$12.93
29-May-19	$0.00	$13.17	$26.10
29-Nov-19	$1,039.43	$13.34	$39.43

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “Material United States Federal Income Tax Considerations —Non-U.S. Holders Generally” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the Notes.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 2, 2008 through May 29, 2018. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information about the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

The Closing Level of the S&P 500® Index on May 29, 2018 was 2689.86.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $1,000 per $1,000 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $1,000 per $1,000 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 14, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 14, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 14, 2018. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.